Nicor Inc.
                                                                Form 8-K
                                                                Exhibit 99.1

   NEWS RELEASE

   FOR IMMEDIATE RELEASE          FOR MORE INFORMATION
   February 9, 2004               Contact:  Mark Knox, re: N-909
                                  630 305-9500, ext. 2529

   NICOR ANNOUNCES 2003 EARNINGS AND PROVIDES 2004 EARNINGS OUTLOOK

   Naperville, IL - Nicor Inc. (NYSE: GAS) today reported preliminary twelve months ended December 31, 2003 net income, operating income and diluted earnings per common share of $105.3 million, $189.4 million and $2.38, respectively. This compares to net income, operating income and diluted earnings per common share for the same 2002 period of $128 million, $226.5 million and $2.88, respectively. Net income for 2003 was reduced by a previously announced required change in accounting method at the company's wholesale natural gas marketing business. The new accounting method adopted January 1, 2003 resulted in a $4.5 million cumulative effect loss, net of taxes, in the first quarter of 2003, or $.10 per share.

   Lower earnings per share for the 2003 twelve-months-ended period were primarily attributable to decreased operating results in the company's gas distribution segment and the cumulative effect of adopting the accounting change discussed above, partially offset by higher equity investment income and improved operating results in the company's shipping segment and other energy ventures businesses.

Fourth quarter 2003 preliminary net income, operating income and diluted earnings per common share was $35.1 million, $65 million and $.79, respectively. This compares to fourth quarter 2002 net income, operating income and diluted earnings per common share of $39.3 million, $64.3 million and $.89, respectively. In 2003, the company's gas distribution segment changed its interim depreciation allocation method. Had gas distribution depreciation been allocated using the same method as in 2003, fourth quarter 2002 net income, operating income and diluted earnings per common share, would have been $43.5 million, $71.3 million and $.98, respectively. Although the change in allocation of interim depreciation caused significant quarter-to-quarter earnings variances, it had no impact on the full year comparisons between 2003 and 2002.

Lower earnings per share for the quarter were due principally to decreased operating results in the company's gas distribution segment, offset in part by improved operating results in the company's shipping segment and other energy ventures businesses.

"Higher operating costs at our utility business, including the adverse effects of high natural gas costs, were the most significant factors impacting our operating results in 2003," said Thomas L. Fisher, Nicor's chairman and chief executive officer. "Many of the factors that impacted 2003 are also expected to put continued pressure on our gas distribution operating results in 2004. Despite a challenging environment, we still had a year of solid performance in our shipping segment and have effectively positioned our other energy-related businesses for continued improvement."

Details regarding preliminary 2003 fourth quarter and the twelve-month period financial results compared to 2002 follow:

--Gas distribution operating income decreased in the fourth quarter to $50.4 million from $56.9 million in 2002. The pretax quarter-to-quarter decline is due primarily to:
  - Lower mercury-related recoveries and adjustments of $9.4 million in 2003;
    and
  - The impact of warmer weather (estimated to be around $4 million) and lower Chicago Hub results ($2.5 million) in 2003.
  - Partially offsetting these negative factors was lower depreciation expense related to the new method for allocating depreciation expense to interim periods (about $7 million), and the absence in 2003 of a $4.1 million performance-based rate (PBR) plan loss contingency recorded in the fourth quarter of 2002.

For the twelve months ended December 31, 2003, gas distribution operating income decreased to $166.2 million, from $207 million in 2002. The pretax year-to-date decline is due primarily to:
  - Lower mercury-related recoveries and adjustments of $11.2 million in 2003;
  - An increase of approximately $26 million in operating costs including amounts relating primarily to bad debt, compliance, insurance, health care, pension, annual depreciation expense and company use of natural gas;
  - Lower Chicago Hub results of $8.0 million in 2003; and
  - Other factors, including lower gains on property sales and decreased industrial customer deliveries, particularly for power generation, offset in part by slightly colder weather in 2003 as compared to 2002 and the absence of the PBR loss contingency referred to above.

--Shipping pretax operating income for the fourth quarter of 2003 increased to $9.1 million from $8.8 million in 2002 due primarily to higher volumes shipped, partially offset by lower average rates. For the twelve months ended December 31, 2003, pretax operating income increased to $22.7 million from $21.2 million in 2002 on higher volumes shipped and higher average rates. The full year volume improvements were due primarily to an acquisition made in April 2002.

--Pretax operating income for the company's other energy ventures for the fourth quarter and twelve-month 2003 periods were $5.6 million and $7.9 million, respectively, compared to $1.5 million and $6.4 million, respectively, in 2002. The increase for both periods includes improved operating results in the company's retail energy-related products and services businesses. Both periods were also favorably impacted by lower operating losses from the company's former energy system development activities.

--Both 2003 quarterly and twelve-month results were positively impacted by activities related to the wind-down of one of the company's equity investments, Nicor Energy. In the third quarter of 2002, the company wrote-off its equity investment in the 50-percent-owned joint venture. 2002 results included $9.2 million of pretax related losses, including the write-off of Nicor Energy. Through wind-down efforts, the company received cash, and recorded pretax gains, of $0.7 million and $9.6 million, respectively, for the 2003 fourth quarter and twelve-month periods. Future gains or losses from the wind-down of Nicor Energy are not expected to be material.

--The company had an increase in its effective income tax rate for both the 2003 fourth quarter and twelve-month periods as compared to 2002 principally from an increase in tax expense in 2003 relating to adjustments of deferred tax accounts and a reduction in tax expense in 2002 resulting from the completion of an income tax audit.

As previously discussed, net income for 2003 was reduced by a previously announced required change in accounting method at the company's wholesale natural gas marketing business from fair value to accrual accounting. The required accounting change creates ongoing timing differences between mark-to-market and accrual accounting for when gains and losses are recognized and will cause variability in reported period-to-period results. Adoption of the new accounting method also resulted in recording a cumulative effect loss in the first quarter of 2003 to convert from fair value to accrual accounting as of January 1, 2003, removing previously recorded unrealized mark-to-market gains on natural gas inventory and non-derivative energy-related contracts for storage and transportation services.


                         2004 Earnings Guidance

The company also announced its 2004 annual diluted earnings per common share estimate to be in the range of $2.10 to $2.30. The estimate assumes, among other things, no future impacts associated with the Illinois Commerce Commission's PBR plan/purchased gas adjustment (PGA) review or other contingencies. While these items could affect 2004 earnings, they are not currently estimable. Earnings estimates for 2004 also do not include amounts related to mercury-related adjustments or recoveries; additional gains or losses related to the wind-down of Nicor Energy; or any cumulative effect accounting change adjustments. These three items combined for a net positive impact on earnings of about $.27 per share in 2003. The company's 2004 estimate also assumes normal weather.

Earnings guidance for 2004 is based on lower operating results in the company's gas distribution segment. Lower results in this business segment are due primarily to increased operating expenses relating to higher depreciation, and increased labor and compliance-related costs; partially offset by increased property sales. Higher interest expense is also expected to put downward pressure on 2004 results.

The company expects modest improvement in the operating results of its shipping segment in 2004. The company also expects operating results in its other energy-related businesses will improve in 2004.

The company also indicated that its consolidated effective tax rate is currently estimated to be approximately 32% in 2004 compared with 35% in 2003.

                                 Conference Call

As previously announced, the company will hold a conference call to discuss its fourth quarter financial results and 2004 outlook. The conference call will be held on Tuesday, February 10, 2004 at 8:30 a.m. central, 9:30 a.m. eastern time.

To hear the conference call live, please logon to Nicor's corporate Web site at www.nicor.com, choose "Investor" and then select the webcast icon on the Overview page. A replay of the call will be available until 5:00 p.m. central time, Tuesday, February 24, 2004. To access the recording, call 1-888-286-8010, or 617-801-6888 for callers outside the United States, and enter reservation number 20407028. The call will also be archived on Nicor's corporate Web site for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the S&P 500. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.


Caution Concerning Forward-Looking Statements

This document includes certain
forward-looking statements about the expectations of Nicor Inc., its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would," "project," "estimate," or similar phrases. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements. Other factors that could cause materially different results include, but are not limited to, weather conditions; natural gas and other fuel prices; fair value accounting adjustments; health care costs; insurance costs; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; Caribbean tourism; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.


Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------
Unaudited (millions, except per share data)

                                  Three months ended      Twelve months ended
                                     December 31              December 31
                                  ------------------      -------------------
                                    2003      2002          2003      2002
                                  --------  --------      --------  ---------

Operating revenues                 $ 743.9   $ 704.7      $ 2,662.7 $ 1,897.4
                                  --------  --------      --------- ---------

Operating expenses
  Gas distribution
    Cost of gas                      471.2     442.8        1,692.7     970.1
    Operating and maintenance         55.6      56.2          220.1     199.6
    Depreciation                      35.9      41.4          143.5     137.6
    Taxes, other than income taxes    39.0      32.4          147.3     109.5
    Mercury-related costs
     (recoveries)                      (.1)     (9.5)         (17.8)    (29.0)
    Property sale gains                  -       (.7)           (.4)     (4.1)
  Shipping                            65.8      65.6          249.5     244.8
  Other energy ventures               37.1      17.9           88.6      50.5
  Corporate and eliminations         (25.6)     (5.7)         (50.2)     (8.1)
                                   --------  --------      --------  --------
                                     678.9     640.4        2,473.3   1,670.9
                                   --------  --------      --------  --------
Operating income                      65.0      64.3          189.4     226.5
Equity investment income (loss), net   2.5       1.7           15.3      (5.8)
Other income (expense), net             .4        .8            2.0       3.4
Interest expense, net of amounts
  capitalized                          9.6      10.1           37.3      38.5
                                  --------  ---------      --------  --------
Income before income taxes and
 cumulative effect of accounting
 change                               58.3      56.7          169.4     185.6
Income tax expense                    23.2      17.4           59.6      57.6
                                  --------  --------       --------  --------

Income before cumulative effect of
  accounting change                   35.1      39.3          109.8     128.0
Cumulative effect of accounting
  change, net of $3.0 income tax
  benefit                                -         -           (4.5)        -
                                   --------  --------      --------  --------
Net income                            35.1      39.3          105.3     128.0
Dividends on preferred stock            .1        .1             .1        .2
                                   --------  --------      --------  --------
Earnings applicable to common stock $ 35.0   $  39.2       $  105.2  $  127.8
                                   ========  ========      ========  ========

Average shares of common stock
 outstanding
   Basic                              44.0      44.0           44.0      44.1
   Diluted                            44.2      44.1           44.2      44.3

Earnings per average share of
 common stock
  Basic
    Before cumulative effect of
      accounting change             $  .80   $   .89       $   2.49  $   2.90
    Cumulative effect of accounting
      change, net of tax                 -         -           (.10)        -
                                   --------  --------      --------  --------
    Basic earnings per share        $  .80   $   .89       $   2.39  $   2.90
                                   ========  ========      ========  ========
  Diluted
    Before cumulative effect of
      accounting change             $  .79   $   .89       $   2.48  $   2.88
    Cumulative effect of accounting
      change, net of tax                 -         -           (.10)        -
                                   --------  --------      --------  --------
    Diluted earnings per share      $  .79   $   .89       $   2.38  $   2.88
                                   ========  ========      ========  ========

Nicor Inc.

PRELIMINARY FINANCIAL HIGHLIGHTS
--------------------------------
Unaudited (millions, except per share data)

                                   Three months ended      Twelve months ended
                                      December 31              December 31
                                   ------------------      -------------------
                                     2003      2002          2003       2002
                                   --------  --------      --------  ---------

Operating revenues
    Gas distribution                $ 652.0   $ 619.5      $ 2,351.6 $ 1,590.7
    Shipping                           74.9      74.4          272.2     266.0
    Other energy ventures              42.7      19.4           96.5      56.9
    Corporate and eliminations        (25.7)     (8.6)         (57.6)    (16.2)
                                   --------  --------      --------- ---------

                                    $ 743.9   $ 704.7      $ 2,662.7 $ 1,897.4
                                   ========  ========      ========= =========

Operating income (loss)
    Gas distribution                $  50.4   $  56.9      $   166.2 $   207.0
    Shipping                            9.1       8.8           22.7      21.2
    Other energy ventures               5.6       1.5            7.9       6.4
    Corporate and eliminations          (.1)     (2.9)          (7.4)     (8.1)
                                   --------  --------      --------- ---------
                                    $  65.0   $  64.3      $   189.4 $   226.5
                                   ========  ========      ========= =========

Income before cumulative effect
  of accounting change               $ 35.1   $  39.3      $   109.8 $   128.0

Cumulative effect of accounting
  change, net of $3.0
  income tax benefit                      -         -           (4.5)        -
                                   --------  --------      --------- ---------
Net income                           $ 35.1   $  39.3      $   105.3 $   128.0
                                   ========  ========      ========= =========

Earnings applicable to common
  stock                              $ 35.0   $  39.2      $   105.2 $   127.8

Average shares of common stock
  outstanding
    Basic                              44.0      44.0           44.0      44.1
    Diluted                            44.2      44.1           44.2      44.3

Earnings per average share of
 common stock
  Basic
    Before cumulative effect of
      accounting change             $  .80   $   .89       $   2.49  $    2.90
    Cumulative effect of accounting
      change, net of tax                 -         -           (.10)         -
                                   --------  --------      --------  ---------
    Basic earnings per share        $  .80   $   .89       $   2.39  $    2.90
                                   ========  ========      ========  =========
  Diluted
    Before cumulative effect of
      accounting change             $  .79   $   .89       $   2.48  $    2.88
    Cumulative effect of accounting
      change, net of tax                 -         -           (.10)         -
                                   --------  --------      --------  ---------
    Diluted earnings per share      $  .79   $   .89       $   2.38  $    2.88
                                   ========  ========      ========  =========